EXHIBIT 99.1
FirstCash Reports First Quarter Financial Results;
Strong Cash Flows Drive Debt Reduction, Stock Repurchases and Dividend Payout;
Raises 2017 Full Year Guidance
____________________________________________________________

Fort Worth, Texas (April 27, 2017) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of more than 2,000 retail pawn stores with more than 16,000 employees in the U.S. and Latin America, today announced revenue, net income and earnings per share for the three month period ended March 31, 2017. In addition, the Company raised its 2017 full year guidance and announced that the Board of Directors declared a $0.19 per share quarterly dividend payable on May 31, 2017 to stockholders of record as of May 15, 2017.

Mr. Rick Wessel, chief executive officer, stated, “We posted solid first quarter results highlighted by continued momentum in our Latin American operations, which again posted double digit increases in local currency same-store pawn loans and core revenues. In the U.S., the legacy First Cash stores posted a first quarter increase in same-store pawn loans of 4%, representing the second sequential increase in this key metric. The Company continued to utilize the strength of the combined cash flows since the “Merger” of First Cash and Cash America and significantly reduced the balance on the revolving credit line from $360 million at September 30, 2016 to $137 million at March 31, 2017. Additionally, the Company made meaningful shareholder payouts through first quarter stock repurchases and dividends,” Mr. Wessel concluded.

Earnings Highlights

•
The Company reported the following consolidated results for the first quarter of 2017. Adjusted measures exclude Merger related expenses and other adjustments, which are further described and reconciled in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release (in thousands, except per share amounts):

	Three Months Ended March 31,
	2017		2016
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$447,576	$447,576	$183,203	$183,203
Net income	$32,645	$33,053	$13,174	$13,434
Diluted EPS	$0.67	$0.68	$0.47	$0.48
EBITDA (non-GAAP measure)	$72,271	$72,918	$28,784	$29,184
Weighted avg diluted shares	48,402	48,402	28,241	28,241

* Other than EBITDA, which is a non-GAAP financial measure

•	As reported (GAAP) net income and adjusted net income for the quarter ended March 31, 2017 increased 148% and 146%, respectively, compared to the same prior-year period.

•
GAAP and adjusted earnings per share increased 43% and 42%, respectively, reflecting growth in net income that was partially offset by the increase in weighted average diluted shares outstanding due to the Merger in September 2016. Additionally, year-over-year comparative results for both GAAP and adjusted net income per share growth for the first quarter of 2017 were negatively impacted by approximately $0.03 per share due to the 13% decline in the average value of the Mexican peso compared to the first quarter last year.

•
Adjusted EBITDA, which excludes Merger costs and other adjustments, totaled $73 million for the current quarter, an increase of 150% compared to the first quarter of 2016. For the trailing twelve months, adjusted EBITDA totaled $223 million and increased 73% as compared to $129 million for the comparable prior-year period. EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

Note: Certain growth rates in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended March 31, 2017 was 20.4 pesos / dollar versus 18.0 pesos / dollar in the comparable prior-year period.

Revenue Highlights

•
Consolidated revenues for the first quarter of 2017 totaled $448 million, an increase of 144% compared to the first quarter of 2016. On a constant currency basis, total revenues increased 151% for the quarter.

•	Pro forma consolidated revenues for the trailing twelve months, which include pre-Merger Cash America revenues, totaled $1.76 billion.

•
First quarter U.S. segment revenues increased 291% and totaled $349 million due primarily to the impact of the Merger. Core U.S. same-store pawn revenues, which are composed of pawn lending fees and retail merchandise sales, decreased by less than 1% for the quarter in the legacy First Cash stores. While same-store pawn fee revenues in the legacy First Cash stores increased consistent with growth in pawn receivables, same-store retail sales revenue slightly decreased due to a delayed and smaller tax refund season in the U.S. compared to the prior-year quarter. First quarter same-store core revenues in the legacy Cash America stores declined 6%, primarily due to the impact of customer tax refunds on retail sales.

•
Revenues in Latin America for the first quarter of 2017 increased 5% on a dollar translated basis and increased 17% on a constant currency basis, driven by strong same-store sales results and the impact of 34 store additions over the past twelve months. While core Latin America same-store pawn revenues declined 2% on a U.S. dollar basis, on a constant currency basis, Latin America core same-store pawn revenues increased by just over 10%.

Pawn Operating Metrics

•
Consolidated retail merchandise sales margins decreased slightly to 36% during the first quarter of 2017 compared to the prior-year period margin of 37%. Retail margins were 36% in both the Latin America and U.S. segments for the first quarter of 2017.

•
Consolidated pawn loans outstanding totaled $315 million at March 31, 2017, an increase of 148%, or 153% on a constant currency basis, primarily due to the Merger and continued same-store growth in Latin America.

•
Pawn loans outstanding in Latin America at March 31, 2017 increased by 4% on a U.S. dollar basis and 12% on a constant currency basis. Likewise, same-store pawn loans in Latin America at quarter end increased 3% on a dollar-denominated basis; however, they increased 11% on a local currency basis compared to the prior-year.

•
U.S. segment pawn loans outstanding at March 31, 2017 totaled $244 million, which included $183 million from the Cash America locations. Pawn loans in the legacy U.S. First Cash stores increased 4% on a same-store basis. This compared to a 1% increase in the prior sequential quarter and a 4% decrease in the prior year period. Same-store pawn receivables at the Cash America stores decreased 12%, reflecting, in part, the expected impact of reducing the holding period on delinquent pawn loans and reducing loan values on general merchandise pawns. Additionally, traffic and volume patterns in many of the legacy Cash America markets have continued to be more challenging on a year-over-year basis, especially in light of positive same-store pawn loan growth they posted at this time last year.

•
Total inventories at March 31, 2017 increased 240% compared to March 31, 2016, primarily as a result of the Merger and further growth in Latin America. Aged inventories in the Latin America stores remain extremely low at less than 1% while they were 12% in the U.S., the result of 14% aged inventories in the Cash America stores, partially offset by the legacy First Cash stores, which were at 5%, an improvement over their 8% aged level a year ago.

Store Count Activity

•
During the first quarter, the Company added 15 stores, which included 13 new locations in Latin America, one new location in the U.S. and one acquired store in the U.S. A total of ten mostly small format locations were closed or consolidated during the quarter.

•
As of March 31, 2017, FirstCash operated 2,090 stores, an increase of 64% over the prior year, composed of 966 stores in Latin America and 1,124 stores in the U.S. In addition, there are 64 check cashing locations operated by independent franchisees under franchising agreements with the Company.

Liquidity

•
Primarily driven by the additional incremental operating cash flows from the Cash America operations, the Company significantly reduced the outstanding balance on its revolving unsecured credit facility by $123 million in the first quarter. At March 31, 2017, the Company had $137 million drawn on the $400 million unsecured credit facility and an additional $6 million of outstanding letters of credit.

•
Total outstanding debt at March 31, 2017 was $337 million and the leverage ratio, based on trailing twelve month adjusted EBITDA, was 1.5 to 1. This compares to $560 million in total debt just six months ago upon completion of the Merger.

•	As of March 31, 2017, the Company had $73 million in cash on its balance sheet and $257 million of availability for future borrowings under its long-term, unsecured bank credit facility.
Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.19 per share second quarter cash dividend on common shares outstanding totaling approximately $9.2 million, which will be paid on May 31, 2017 to stockholders of record as of May 15, 2017.

•
During the first quarter, the Company repurchased approximately 228,000 shares of its common stock, which was the maximum number of shares the Company could repurchase under its current debt covenants, at an aggregate cost of $10 million, or $43.94 per share. Approximately 920,000 shares of its common stock remain available for repurchase under its current buyback authorization. The Company expects to continue repurchasing common stock in fiscal 2017 subject to expected liquidity, debt covenant restrictions and other relevant factors.

Fiscal 2017 Outlook

•
The Company is increasing its fiscal full-year 2017 guidance for adjusted earnings per share, a non-GAAP measure that excludes Merger related expenses and other adjustments, to be in the range of $2.50 to $2.65. This compares to its prior adjusted annual guidance given on February 2, 2017 of $2.45 to $2.60 per share. Although the outlook for 2017 is improved by the recent strengthening of the Mexican peso, the estimated average exchange rate used in the Company’s guidance is still below prior year levels. Partially offsetting the improvement in foreign currency estimates, the Company has reduced its expectations for pawn fee revenues in its domestic locations, given the lower pawn loan balances in the legacy Cash America stores entering the second quarter.

•
The guidance for fiscal 2017 is presented on a non-GAAP basis, as it does not include the impact of expenses related to the Merger or any future acquisitions. Given the difficulty in predicting the amount and timing of these expenses, the Company cannot reasonably provide a full reconciliation of adjusted earnings per share to GAAP earnings per share.

•The Company’s updated guidance also includes the following additional estimates:

◦	The guidance for the second quarter of 2017 is $0.42 to $0.47 of adjusted earnings per share.

◦
2017 adjusted net income, a non-GAAP measure that excludes Merger related expenses and other adjustments, is projected to be in the range of approximately $121 million to $128 million versus 2016 adjusted net income of $85 million.

◦
The 2017 earnings guidance range implies adjusted EBITDA, also a non-GAAP measure, to be in the range of approximately $266 million to $277 million for fiscal 2017. This compares to adjusted EBITDA of $180 million in fiscal 2016 and $132 million in fiscal 2015.

•	These estimates of expected adjusted earnings per share, adjusted net income and adjusted EBITDA include the following assumptions:

◦	An estimated full year average exchange rate of approximately 19.7 Mexican pesos / U.S. dollar for fiscal 2017 compared to the average exchange rate of 18.7 Mexican pesos / U.S. dollar in fiscal 2016.

◦
The expected conversion of all the Cash America stores to the FirstPawn IT platform and the implementation of new operating protocols during 2017 will continue to have a negative impact on their pawn receivables for much of the year.

◦	An expected annual earnings drag of approximately $0.03 per share due to expected reductions in consumer lending (payday) operations during 2017.

◦
An expected full year effective income tax rate for fiscal 2017 of approximately 36%, which compares to the first quarter 2017 effective rate of 37.5% (primarily due to certain additional foreign tax expenses in the first quarter) and the 2016 effective rate of 34% (adjusted for Merger costs). The increase in the year-over-year tax rate is a result of the full year of incremental earnings from Cash America being taxed at approximately 37%.

◦
As previously announced, the Company currently plans to open or acquire approximately 85 stores in 2017, primarily focused on Latin America, including its first stores in Colombia by the end of the year.

Additional Commentary and Analysis

Mr. Wessel further commented on the Company’s first quarter results, “Our first quarter results exceeded our internal expectations by approximately $0.03 per share. Results in Latin America were strong, driven primarily by a better than expected Mexican peso exchange rate and continued strength of retail sales and same-store pawn loan growth. Results in the U.S. were somewhat mixed, as the well-publicized delay in federal tax refunds benefited pawn fee revenue in the first quarter as customers kept loans outstanding for a longer portion of the quarter. However, the delay in tax refunds and the decrease in the average amount refunded had a slight dampening effect on retail sales in the first quarter.”

“Turning to the Merger, we continue to move rapidly forward with all aspects of the integration. During the first quarter, we completed the consolidation of the corporate headquarters into the downtown Fort Worth building owned by Cash America and continue to realize significant administrative expense savings. The Company remains on track to meet or exceed the full run rate of its targeted corporate synergies by the first half of 2018. We also realized solid overall store-level expense reductions in the U.S., as year-over-year same-store costs for the quarter were down 4% in the legacy Cash America stores, partially offset by a small 1% same-store expense increase in the legacy First Cash locations.”

“Additionally, we are pleased with the progress of the store technology integration plan. Over one-third of the Cash America stores are now using the FirstPawn IT platform, including all of the stores in Texas, our largest market, and we remain on track to convert the remainder of the stores by year-end. As anticipated, we have seen reductions in pawn loan balances in these stores as we standardize forfeiture policies on past due loans to be consistent with legacy First Cash stores and from reducing average loan values on many general merchandise categories in order to improve long-

term retail margins and inventory turns. Although the Cash America pawn loan performance was weaker than expected during the first quarter integration period, we were encouraged to see solid performance and sequential improvement in the legacy U.S. First Cash stores, which posted a strong 4% year-over-year increase in same-store pawn loans. We continue to believe the long-term results of the integration will lead to enhanced margins and yields on earning assets.”

“The incremental cash flows accruing from the Merger are significant, as evidenced by the $123 million in debt that was paid down in the first quarter. The debt reduction was on top of $10 million in share buybacks and our aggregate quarterly dividend of $9 million. Our increased guidance now reflects expected adjusted net income growth in 2017 to be in the range of 42% to 50% compared to 2016. Adjusted EBITDA for 2017 is now expected to be in a range of $266 million to $277 million, which represents an increase of approximately 106% over adjusted EBITDA in 2015, the last full year before the Merger.”

“In closing, we are well positioned to continue investing in growth in both Latin America and the U.S. as opportunities arise. Additionally, we continue to provide meaningful cash returns to our shareholders through both buybacks and dividends,” concluded Rick Wessel, FirstCash chief executive officer.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2016 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and (ii) the other reports filed with the SEC, including the Company’s forthcoming Quarterly Report on Form 10-Q. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,000 retail pawn and consumer lending locations in 26 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala and El Salvador. The Company employs more than 16,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 95% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenue:
Retail merchandise sales	$259,994	$118,776
Pawn loan fees	128,251	51,433
Consumer loan and credit services fees	21,220	5,686
Wholesale scrap jewelry sales	38,111	7,308
Total revenue	447,576	183,203

Cost of revenue:
Cost of retail merchandise sold	165,635	74,422
Consumer loan and credit services loss provision	4,092	1,047
Cost of wholesale scrap jewelry sold	34,949	5,871
Total cost of revenue	204,676	81,340

Net revenue	242,900	101,863

Expenses and other income:
Store operating expenses	136,744	55,411
Administrative expenses	33,238	17,268
Depreciation and amortization	14,243	4,937
Interest expense	6,113	4,460
Interest income	(327)	(274)
Merger and other acquisition expenses	647	400
Total expenses and other income	190,658	82,202

Income before income taxes	52,242	19,661

Provision for income taxes	19,597	6,487

Net income	$32,645	$13,174

Net income per share:
Basic	$0.67	$0.47
Diluted	$0.67	$0.47

Weighted average shares outstanding:
Basic	48,389	28,241
Diluted	48,402	28,241

Dividends declared per common share	$0.190	$0.125

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2017	2016	2016
ASSETS
Cash and cash equivalents	$73,148	$54,150	$89,955
Fees and service charges receivable	38,021	17,070	41,013
Pawn loans	314,505	126,620	350,506
Consumer loans, net	22,209	985	29,204
Inventories	308,165	90,714	330,683
Income taxes receivable	18,419	2,351	25,510
Prepaid expenses and other current assets	14,331	4,560	25,264
Total current assets	788,798	296,450	892,135

Property and equipment, net	237,258	120,712	236,057
Goodwill	835,567	315,439	831,151
Intangible assets, net	101,594	6,124	104,474
Other assets	69,088	4,167	71,679
Deferred tax assets	11,249	10,993	9,707
Total assets	$2,043,554	$753,885	$2,145,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$79,726	$39,014	$109,354
Customer deposits	36,983	15,482	33,536
Income taxes payable	1,041	1,433	738
Total current liabilities	117,750	55,929	143,628

Revolving unsecured credit facility	137,000	40,000	260,000
Senior unsecured notes	196,721	196,037	196,545
Deferred tax liabilities	74,368	22,632	61,275
Other liabilities	30,480	—	33,769
Total liabilities	556,319	314,598	695,217

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	403	493
Additional paid-in capital	1,217,756	203,143	1,217,969
Retained earnings	410,874	653,248	387,401
Accumulated other comprehensive loss	(96,801)	(80,899)	(119,806)
Common stock held in treasury, at cost	(45,087)	(336,608)	(36,071)
Total stockholders’ equity	1,487,235	439,287	1,449,986
Total liabilities and stockholders’ equity	$2,043,554	$753,885	$2,145,203

Note: Given the timing and financial reporting complexity of the Merger with Cash America, the presentation of the Cash America assets acquired and liabilities assumed in the Company’s financial statements is preliminary and will likely change, perhaps significantly, as fair value estimates are refined during the measurement period. The Company will complete its purchase price allocation no later than the third quarter of 2017.

Additionally, certain balances as of March 31, 2016 have been reclassified in order to conform to current year presentation.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala and El Salvador

The Company has provided a detail of pre-tax operating income by segment, which is a measure of pre-tax store-level operating performance. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Operating Results for the Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

U.S. Operations Segment

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the U.S. operations segment as of March 31, 2017 as compared to March 31, 2016 (in thousands):

	Balance at March 31,		Increase /
	2017	2016	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$244,233	$59,318	312%
Consumer loans, net (1)	21,833	542	3,928%
Pawn inventories	257,531	49,954	416%
	$523,597	$109,814	377%

Average outstanding pawn loan amount (in ones)	$154	$169	(9)%

Composition of pawn collateral:
General merchandise	36%	45%
Jewelry	64%	55%
	100%	100%

Composition of pawn inventory:
General merchandise	44%	57%
Jewelry	56%	43%
	100%	100%

Percentage of inventory aged greater than one year	12%	8%

(1)
Does not include the off-balance sheet principal portion of active CSO extensions of credit made by independent third-party lenders. These amounts, net of the Company’s estimated fair value of its liability for guaranteeing the extensions of credit, totaled $9,094 and $5,250 as of March 31, 2017 and 2016, respectively.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 (in thousands):

	Three Months Ended
	March 31,		Increase /
U.S. Operations Segment	2017	2016	(Decrease)
Revenue:
Retail merchandise sales	$193,666	$55,061	252%
Pawn loan fees	101,818	24,245	320%
Consumer loan and credit services fees	20,815	5,209	300%
Wholesale scrap jewelry sales	32,897	4,794	586%
Total revenue	349,196	89,309	291%

Cost of revenue:
Cost of retail merchandise sold	123,497	33,667	267%
Consumer loan and credit services loss provision	3,990	907	340%
Cost of wholesale scrap jewelry sold	30,682	3,862	694%
Total cost of revenue	158,169	38,436	312%

Net revenue	191,027	50,873	275%

Segment expenses:
Store operating expenses	107,968	27,869	287%
Depreciation and amortization	6,419	1,498	329%
Total segment expenses	114,387	29,367	290%

Segment pre-tax operating income	$76,640	$21,506	256%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP measures, which exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars and is therefore not effected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the Latin America operations segment as of March 31, 2017 as compared to March 31, 2016 (in thousands):

				Constant Currency Basis
				Balance at
				March 31,	Increase /
	Balance at March 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$70,272	$67,302	4%	$75,484	12%
Consumer loans, net	376	443	(15)%	406	(8)%
Pawn inventories	50,634	40,760	24%	54,388	33%
	$121,282	$108,505	12%	$130,278	20%

Average outstanding pawn loan amount (in ones)	$62	$64	(3)%	$66	3%

Composition of pawn collateral:
General merchandise	81%	82%
Jewelry	19%	18%
	100%	100%

Composition of pawn inventory:
General merchandise	74%	82%
Jewelry	26%	18%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 (in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$66,328	$63,715	4%	$74,544	17%
Pawn loan fees	26,433	27,188	(3)%	29,644	9%
Consumer loan and credit services fees	405	477	(15)%	458	(4)%
Wholesale scrap jewelry sales	5,214	2,514	107%	5,214	107%
Total revenue	98,380	93,894	5%	109,860	17%

Cost of revenue:
Cost of retail merchandise sold	42,138	40,755	3%	47,325	16%
Consumer loan and credit services loss provision	102	140	(27)%	115	(18)%
Cost of wholesale scrap jewelry sold	4,267	2,009	112%	4,826	140%
Total cost of revenue	46,507	42,904	8%	52,266	22%

Net revenue	51,873	50,990	2%	57,594	13%

Segment expenses:
Store operating expenses	28,776	27,542	4%	31,962	16%
Depreciation and amortization	2,397	2,650	(10)%	2,662	—%
Total segment expenses	31,173	30,192	3%	34,624	15%

Segment pre-tax operating income	$20,700	$20,798	—%	$22,970	10%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 (in thousands):

	Three Months Ended
	March 31,		Increase /
	2017	2016	(Decrease)
Consolidated results of operations
U.S. operations segment pre-tax operating income	$76,640	$21,506	256%
Latin America operations segment pre-tax operating income	20,700	20,798	—%
Consolidated segment pre-tax operating income	97,340	42,304	130%

Corporate expenses and other income:
Administrative expenses	33,238	17,268	92%
Depreciation and amortization	5,427	789	588%
Interest expense	6,113	4,460	37%
Interest income	(327)	(274)	19%
Merger and other acquisition expenses	647	400	62%
Total corporate expenses and other income	45,098	22,643	99%

Income before income taxes	52,242	19,661	166%

Provision for income taxes	19,597	6,487	202%

Net income	$32,645	$13,174	148%

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended March 31, 2017:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations (2)	Locations
U.S. operations segment:
Total locations, beginning of period	1,085	45	1,130
New locations opened	1	—	1
Locations acquired	1	—	1
Locations closed or consolidated	(8)	—	(8)
Total locations, end of period	1,079	45	1,124

Latin America operations segment:
Total locations, beginning of period	927	28	955
New locations opened	13	—	13
Locations closed or consolidated	(2)	—	(2)
Total locations, end of period	938	28	966

Total:
Total locations, beginning of period	2,012	73	2,085
New locations opened	14	—	14
Locations acquired	1	—	1
Locations closed or consolidated	(10)	—	(10)
Total locations, end of period	2,017	73	2,090

(1)
At March 31, 2017, 320 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or a credit services product and are located in Ohio, Texas, California and limited markets in Mexico. The table does not include 64 check cashing locations operated by independent franchises under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded from and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

The Company expects to incur additional expenses over the next two years in connection with its Merger and integration with Cash America. The Company has adjusted the applicable financial measures to exclude these items because it generally would not incur such costs and expenses as part of its continuing operations. The Merger related expenses are predominantly incremental costs directly associated with the Merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended March 31,
	2017		2016
	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$32,645	$0.67	$13,174	$0.47
Adjustments, net of tax:
Merger related expenses
Severance and retention	354	0.01	—	—
Other	54	—	—	—
Total merger related expenses	408	0.01	—	—
Other acquisition expenses	—	—	260	0.01
Adjusted net income	$33,053	$0.68	$13,434	$0.48

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2017			2016
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses	$647	$239	$408	$—	$—	$—
Other acquisition expenses	—	—	—	400	140	260
Total adjustments	$647	$239	$408	$400	$140	$260

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance. However, EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income	$32,645	$13,174	$78,299	$57,096
Income taxes	19,597	6,487	46,430	25,857
Depreciation and amortization (1)	14,243	4,937	41,171	17,925
Interest expense	6,113	4,460	21,973	17,327
Interest income	(327)	(274)	(804)	(1,496)
EBITDA	72,271	28,784	187,069	116,709
Adjustments:
Merger related expenses	647	—	36,867	—
Other acquisition expenses	—	400	50	3,210
Restructuring expenses related to U.S. consumer loan operations	—	—	—	8,749
Net gain on sale of common stock of Enova	—	—	(1,299)	—
Adjusted EBITDA	$72,918	$29,184	$222,687	$128,668

Adjusted EBITDA margin calculated as follows:
Total revenue			$1,352,750	$711,782
Adjusted EBITDA			$222,687	$128,668
Adjusted EBITDA as a percentage of revenue			16%	18%

(1)	For the trailing twelve months ended March 31, 2016, excludes $404,000 of depreciation and amortization, which is included in the restructuring expenses related to U.S. consumer loan operations.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.
The Company believes that constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.
The following table provides exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	March 31,		Increase /
	2017	2016	(Decrease)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.8	17.4	(8)%
Three months ended	20.4	18.0	(13)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.3	7.7	5%
Three months ended	7.4	7.7	4%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com